                                                               Exhibit 12.1

                Ocwen Financial Corporation and Subsidiaries
                   Ratio of Earnings to Fixed Charges
                        (Dollars in Thousands)

                                                     THREE MONTHS
                                                        ENDED
                                                        MARCH 31,                    YEAR ENDED DECEMBER 31,
                                                 --------------------  ------------------------------------------------------
                                                   1997       1996       1996       1995        1994       1993       1992
                                                 ---------  ---------  ---------  ---------  ----------  ---------  ---------
Income from continuing operations before income
  taxes........................................  $  20,647  $   2,026  $  61,301  $  37,701  $   81,577  $  37,630  $  35,889
Fixed Charges:
  Interest expense(1)..........................      7,270      5,131     22,387     12,207      17,637     16,267     11,944
Rentals:
  Buildings- 33.3%.............................        151        113        511        556         908        717        532
                                                 ---------  ---------  ---------  ---------  ----------  ---------  ---------
Total fixed charges............................      7,421      5,244     22,898     12,763      18,545     16,984     12,476
                                                 ---------  ---------  ---------  ---------  ----------  ---------  ---------
Income from continuing operations before income
  taxes and fixed charges......................  $  28,068  $   7,270  $  84,199  $  50,464  $  100,122  $  54,614  $  48,365
                                                 ---------  ---------  ---------  ---------  ----------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ----------  ---------  ---------
Ratio of earnings to fixed charges(2)..........      3.78x      1.39x      3.68x      3.95x       5.40x      3.22x      3.88x
                                                 ---------  ---------  ---------  ---------  ----------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ----------  ---------  ---------

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(1) Interest expense excludes interest on deposits.

(2) The ratios of earnings to fixed charges were computed by dividing (x) income from continuing operations before income taxes, extraordinary gains and cumulative effect of a change in accounting principle plus fixed charges by
    (y) fixed charges. Fixed charges represent total interest expense, including and excluding interest on deposits, as applicable, as well as the interest component of rental expense.